Exhibit 99.1

Mr. Cooper Group Reports Second Quarter 2020 Financial Results

  Reported $73 million net income or $0.77 per diluted share
  Generated strong pretax operating income of $350 million, equivalent to a ROTCE of 55.0%, offset by a mark-to-market loss of $261 million
  Increased unrestricted cash quarter-over-quarter from $579 million to $1.0 billion
  Originations segment generated record pretax income of $433 million and pretax operating income of $434 million on funded volume of $10.7 billion
  Servicing margin compressed to 0.7 bps
  Xome reported pretax income of $12 million and pretax operating income of $13 million
  Forbearance declined from a peak of 7.1% of customers to 5.9% as of July 27th
  Board authorized $100 million stock repurchase

DALLAS--(BUSINESS WIRE)--July 30, 2020--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a second quarter net income of $73 million or $0.77 per diluted share. Net income included a negative $261 million in mark-to-market. Excluding the mark-to-market and other items, the Company reported pretax operating income of $350 million. Items excluded from operating income were negative $261 million in mark-to-market, net of the add back of $29 million in fair value amortization that is included in the full mark-to-market, $1 million in severance charges related to the shutdown of the Wholesale division, and $7 million of intangible amortization.

Chairman and CEO Jay Bray commented, “I’m very proud of our team members, who have done a fantastic job adapting to these unprecedented conditions. Thanks to their hard work, the company produced the strongest operating results in our history, driven by record margins in our Direct-to-Consumer channel, which scaled up to accommodate huge demand. Strong origination profits not only offset pressure on the servicing margin, but also earned back the MSR mark within the same quarter, demonstrating the significant progress we’ve made in building a balanced and profitable business model.”

Chris Marshall, Vice Chairman and CFO added, “Forbearance levels declined in the quarter, as we helped customers exit forbearance plans and resume payments with both digital solutions and world-class customer care. At the same time, we significantly increased cash on hand to $1 billion, which demonstrates the company’s robust cash generation and access to liquidity, and positions us to serve as a source of strength for the mortgage market even if economic conditions turn more adverse.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.5 million customers while simultaneously strengthening asset performance for investors. In the second quarter, Servicing recorded pretax loss of $251 million, reflecting a negative $261 million in mark-to-market. The total servicing portfolio ended the quarter at $596 billion UPB. Servicing earned pretax operating income excluding the full mark of $10 million, equivalent to a servicing margin of 0.7 bps. At quarter end, the carrying value of the MSR was $2,763 million, of which $2,757 million was at fair value equivalent to 99 bps of MSR UPB and original cost basis of 86 bps.

	Quarter Ended
($ in millions)	Q1'20		Q2'20
	$	BPS	$	BPS
Operational revenue	$313	19.7	$294	19.2
Amortization, net of accretion	(76)	(4.8)	(102)	(6.6)
Mark-to-market	(383)	(24.1)	(261)	(17.1)
Total revenues	(146)	(9.2)	(69)	(4.5)
Total expenses	(149)	(9.3)	(122)	(8.0)
Total other income (expenses), net	(30)	(1.9)	(60)	(3.9)
Loss before taxes	(325)	(20.4)	(251)	(16.4)
Mark-to-market	383	24.1	261	17.1
Accounting items	4	0.2	—	—
Pretax operating income excluding mark-to-market	$62	3.9	$10	0.7

	Quarter Ended
	Q1'20		Q2'20
Ending UPB ($B)	$629		$596
Average UPB ($B)	$636		$612
60+ day delinquency rate at period end	1.9%		4.7%
Annualized CPR	19.2%		26.0%
Modifications and workouts	8,709		38,684

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and principally refinancing existing loans in the Direct-to-Consumer channel. Originations earned pretax income of $433 million and pretax operating income of $434 million excluding $1 million in severance charges related to the shutdown of the Wholesale division.

Mr. Cooper funded 41,223 loans in the second quarter, totaling approximately $10.7 billion UPB which was comprised of $8.6 billion in Direct-to-Consumer, $1.9 billion in Correspondent, and $0.2 billion in Wholesale. Funded volume decreased 13% quarter-over-quarter.

	Quarter Ended
($ in millions)	Q1'20	Q2'20

Income before taxes	$158	$433
Accounting items	—	1
Pretax operating income excluding accounting items	$158	$434
	Quarter Ended
($ in millions)	Q1'20	Q2'20
Total pull through adjusted volume	$12,677	$12,394
Funded volume	$12,359	$10,729
Refinance recapture percentage	38%	31%
Recapture percentage	30%	26%
Purchase volume as a percentage of funded volume	26%	10%

Xome

Xome provides real estate solutions including property disposition, asset management, title, close, valuation, and field services for Mr. Cooper and third-party clients. The Xome segment recorded pretax income of $12 million and pretax operating income of $13 million in the second quarter, which excluded intangible amortization.

	Quarter Ended
($ in millions)	Q1'20	Q2'20
Income before taxes	$11	$12
Intangible amortization	2	1
Pretax operating income excluding intangible amortization	$13	$13
	Quarter Ended
($ in millions)	Q1'20	Q2'20
Exchange property sold	2,114	1,191
Average Exchange property listings	17,777	17,438
Services orders completed	408,734	423,974
Percentage of revenue earned from third-party customers	55%	53%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on July 30, 2020 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 9776505 to access the conference call. A simultaneous audio webcast of the conference call will be available in the Investor section of www.mrcoopergroup.com. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 9776505 to access the replay. The replay will be accessible through August 14, 2020 at 12:00 P.M. Eastern Time.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the severity and duration of the COVID-19 pandemic; the pandemic’s impact on the U.S. and global economies; federal, state, and local governmental responses to the pandemic; borrower forbearance rates and availability of financing. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

MR. COOPER GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020
Revenues:
Service related, net, excluding mark-to-market	$330	$273
Mark-to-market	(383)	(261)
Net gain on mortgage loans held for sale	331	618
Total revenues	278	630
Total expenses:	444	419
Other expense, net:
Interest income	118	76
Interest expense	(192)	(177)
Other income, net	1	—
Total other expenses, net	(73)	(101)
(Loss) income before income tax (benefit) expense	(239)	110
Income tax (benefit) expense	(68)	37
Net (loss) income	(171)	73
Net loss attributable to non-controlling interest	(3)	—
Net (loss) income attributable to Mr. Cooper Group	(168)	73
Undistributed earnings attributable to participating stockholders	—	1
Net (loss) income attributable to common stockholders	$(168)	$72

Net (loss) income per share attributable to common stockholders:
Basic	$(1.84)	$0.78
Diluted	$(1.84)	$0.77
Weighted average shares of common stock outstanding (in millions):
Basic	91.4	92.0
Diluted	91.4	93.0

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (millions of dollars)

	March 31, 2020	June 30, 2020
Assets
Cash and cash equivalents	$579	$1,041
Restricted cash	266	260
Mortgage servicing rights	3,115	2,763
Advances and other receivables, net	685	668
Reverse mortgage interests, net	5,955	5,709
Mortgage loans held for sale at fair value	3,922	3,179
Property and equipment, net	111	115
Deferred tax assets, net	1,411	1,391
Other assets	1,569	2,174
Total assets	$17,613	$17,300

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,259	$2,261
Advances facilities, net	489	475
Warehouse facilities, net	4,551	4,031
Payables and other liabilities	1,965	2,460
MSR related liabilities - nonrecourse at fair value	1,285	1,173
Mortgage servicing liabilities	53	48
Other nonrecourse debt, net	4,945	4,707
Total liabilities	15,547	15,155
Total stockholders' equity	2,066	2,145
Total liabilities and stockholders' equity	$17,613	$17,300

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2020
	Servicing	Originations	Xome	Corporate/ Other	Consolidated

Service related, net	$(180)	$20	$106	$1	$(53)
Net gain on mortgage loans held for sale	34	297	—	—	331
Total revenues	(146)	317	106	1	278
Total expenses	149	166	96	33	444
Other income (expense), net:
Interest income	83	34	—	1	118
Interest expense	(113)	(27)	—	(52)	(192)
Other income, net	—	—	1	—	1
Total other income (expense), net	(30)	7	1	(51)	(73)
Pretax (loss) income	$(325)	$158	$11	$(83)	$(239)
Income tax benefit					(68)
Net loss					(171)
Net loss attributable to noncontrolling interests					(3)
Net loss attributable to common stockholders of Mr. Cooper Group					(168)
Undistributed earnings attributable to participating stockholders					—
Net loss attributable to common stockholders					$(168)
Net loss per share
Basic					$(1.84)
Diluted					$(1.84)

Non-GAAP Reconciliation:
Pretax (loss) income	$(325)	$158	$11	$(83)	$(239)
Mark-to-market	383	—	—	—	383
Accounting items / other	4	—	—	—	4
Intangible amortization	—	—	2	7	9
Pretax income (loss), net of notable items	62	158	13	(76)	157
Fair value amortization (1)	(30)	—	—	—	(30)
Pretax operating income (loss)	$32	$158	$13	$(76)	$127
Income tax expense					(31)
Operating income					$96
ROTCE					19.6%
(1) Amount represents additional amortization required under the fair value amortization method over the cost amortization method.

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2020
	Servicing	Originations	Xome	Corporate/ Other	Consolidated

Service related, net	$(114)	$21	$106	$(1)	$12
Net gain on mortgage loans held for sale	45	573	—	—	618
Total revenues	(69)	594	106	(1)	630
Total expenses	122	167	95	35	419
Other income (expense), net:
Interest income	57	19	—	—	76
Interest expense	(117)	(13)	—	(47)	(177)
Other income (expense), net	—	—	1	(1)	—
Total other income (expense), net	(60)	6	1	(48)	(101)
Pretax (loss) income	$(251)	$433	$12	$(84)	$110
Income tax expense					37
Net income					73
Net loss attributable to noncontrolling interests					—
Net income attributable to common stockholders of Mr. Cooper Group					73
Undistributed earnings attributable to participating stockholders					1
Net income attributable to common stockholders					$72
Net income per share
Basic					$0.78
Diluted					$0.77

Non-GAAP Reconciliation:
Pretax (loss) income	$(251)	$433	$12	$(84)	$110
Mark-to-market	261	—	—	—	261
Accounting items / other	—	1	—	—	1
Intangible amortization	—	—	1	6	7
Pretax income (loss), net of notable items	10	434	13	(78)	379
Fair value amortization (1)	(29)	—	—	—	(29)
Pretax operating (loss) income	$(19)	$434	$13	$(78)	$350
Income tax expense					(85)
Operating income					$265
ROTCE					55.0%
(1) Amount represents additional amortization required under the fair value amortization method over the cost amortization method.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com